Exhibit 16.1

May 8, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated April 26, 2006 (to be filed May 9, 2006) of FTI Consulting, Inc. and are in agreement with the statements contained in the third paragraph of Item 4.01 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.